DATED
(1) RIDGEWOOD ROC II 2003 LLC (2) CLP SERVICES LIMITED
OPERATIONS, REPAIR AND MAINTENANCE AGREEMENT relating to the landfill gas power generation project at Garlaff Landfill Site

EVERSHEDS LLP
115 Colmore Row Birmingham B3 3AL Tel: +44 121 232 1000 Fax: +44 121 232 1900

THIS AGREEMENT is made the day of

BETWEEN:-

(1)
RIDGEWOOD ROC II 2003 LLC a body corporate incorporated with limited liability in the state of Delaware, U.S.A. whose registered address is situate at 947 Linwood Avenue, Ridgewood, NJ, 07450, USA (“the Purchaser”); and

(2)	CLP SERVICES LIMITED a company incorporated in England and Wales with company number 04502345 of Unit 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (“the Contractor”).

WHEREAS

(A)	The Purchaser has contracted with others for the installation of Power Generation Equipment at the Site.

(B)
At the date of this Agreement the Contractor has agreed to provide operation, repair and maintenance services to the Purchaser pursuant to the terms of this Agreement in respect of the Power Generation Equipment.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.	DEFINITIONS

The terms defined in this Agreement shall have the meaning specified hereunder unless the context otherwise requires.

“CLP Developments Limited”	shall mean CLP Developments Limited (company number 4502342) whose registered office address is situate at Unit 14-15, Queensbrook, Bolton Technology Park, Spa Road, Bolton BL1 4AY
"the Commencement Date"
“Consumables”	shall mean the consumable items used in the provision of the Services, including lubricating oil, water treatment chemicals, air and oil filters and spare and replacement parts for the Equipment
“Development Services Agreement”	shall mean the agreement dated 30 September 2004 and made between the Purchaser and CLP Developments Limited
“Downtime”	shall mean all time that the Equipment is not exporting electricity
“Existing Electricity Sales Contract”	shall mean the contracts (if any) relating to the sale and supply of electricity from the Site under the NFFO or Scottish renewable orders regime as amended and/or replaced from time to time;
“the Equipment”
shall mean the Power Generation Equipment and other associated equipment as more particularly defined in the Development Services Agreement installed or to be installed and including, where applicable, the flare and flare stack

“Group Member”	shall mean the Contractor and any holding company of the Contractor and its/their respective subsidiaries from time to time
"Index Linked"
shall mean that the value quoted applies for any period commencing in the year commencing 1 April 2004 and will be increased on the 1 April each year thereafter in accordance with the change in the Retail Price Index (all items), over the same period

"Initial Term"	shall mean the period set out in clause 2
"kWh Exported"	shall mean the kilowatt hours exported as per the export meter/ meters which are used for the purpose of measuring the electricity generated by the Equipment and exported to the National Grid
"Landfill Gas"	shall mean a gas mainly comprising methane, carbon dioxide, nitrogen and oxygen produced by the decomposition of materials in the landfill at the site
"Power Generation Equipment"	shall mean the electrical power generation equipment supplied or to be supplied by others (as defined in the Development Services Agreement)
“Project”	shall mean the generation of power from landfill gas at the Site
“Project Development and Services Agreement”	shall mean the agreement dated 30 September 2004 and made between (1) the Purchaser, (2) CLPE ROC -2 Limited (3) CLPE ROC -2A Limited and (4) the Project Companies (as therein defined)
"Services"	shall mean the services detailed in clause 3
"the Site"	shall mean the Garlaff landfill site
"the Site Operator"	shall mean Barr Limited or their successor in title or assignees

2.	TERM OF AGREEMENT

This Agreement shall come into force on the Commencement Date and shall continue for 15 years unless otherwise terminated under Clause 6 (the "Initial Term").

3.	SERVICES

The Contractor will:

3.1	Ensure that the allocation of Landfill Gas between any different projects on the Site is done in such a way as to:

3.1.1
first, maximise (subject to the availability of the existing engines) the production of electrical energy to meet the obligations under the Existing Electricity Sales Contract (if any) in respect thereof;

3.1.2	second, to prioritise each project in the following order:-

3.1.2.1	project funded by monies provided by the Powerbank I Fund;

3.1.2.2	project funded by monies provided by the Powerbank II Fund;

3.1.2.3	project funded by monies provided by the Powerbank III Fund; and

3.1.2.4	project funded by monies provided by the Powerbank IV Fund;

3.1.3	thereafter to give priority to the different projects in accordance with the historical sequence of construction.

3.2	Pay water charges for the supply of water to the Equipment.

3.3	Pay electricity charges as levied by the local electricity supplier for the supply of electricity to the Equipment or as reasonably recharged to the Purchaser by the Site Operator.

3.4
Pay taxes, rates and other similar costs as may be levied against the Purchaser in the ordinary course of business provided always that the Purchaser undertakes to forward invoices, notices or other correspondence relating to such taxes, rates and costs to the Contractor as soon as reasonably practicable.

3.5	Monitor the Equipment regularly and liaise with the Purchaser with the objective of maximising the availability and output of the Equipment.

3.6
Be available for the call out on a 24 hour basis for emergencies, breakdown and security. The Contractor's staff shall be available to attend at the Site within 2 hours from notification of such events.

3.7
Perform daily, weekly and monthly checks of the operations of the Equipment in accordance with manufacturer’s recommendations and good maintenance practice and supply to the Purchaser on a monthly basis a schedule of the checks that have been carried out.

3.8	Maintain and keep up to date a maintenance record or log book for the Equipment.

3.9
Provide the Purchaser with a weekly operating record of hours run, electricity exported and stoppages in a form to be agreed by the Purchaser and to meet with the Purchaser on a regular basis to discuss operations, such meetings to take place at the Contractor’s offices in Bolton, the Site or such other location as the parties may agree.

3.10	Take oil samples, analyse and examine analyses in accordance with the manufacturer's recommendations and procedures and supply such information to the Purchaser.

3.11	Change lubricating oil at intervals as is consistent with prudent operating practice or on such criteria as agreed with the engine and lubricant suppliers (if so agreed).

3.12	Maintain adequate levels of water treatment chemicals in the cooling system of the Power Generation Equipment.

3.13	Be wholly responsible for and shall indemnify and hold the Purchaser harmless against any and all claims, liabilities, costs, damages and expenses of every kind and nature with respect to:

3.13.1
the injury or death of any of the Contractor's personnel (including the personnel of the subcontractor of the Contractor) except to the extent such injury or death is caused by the negligence of the Purchaser or a fault or defect in the Equipment;

3.13.2
the sickness, injury or death of any third party and the damage to or destruction of any property of any third party arising directly or indirectly during or as a result of any act or omission or default of the Contractor in carrying out the services under this Agreement and the Contractor agrees to take out the necessary insurance with a limit of indemnity of £5,000,000 to comply with his obligation under this clause 3.13; and

3.13.3	the use of the Site by the Contractor.

3.14	Produce a statement at three monthly intervals giving its assessment of the condition of the Equipment supported by details of maintenance work which has been completed.

3.15	Use the Site for the purposes of the Project and not for any unrelated business activity.

3.16	Arrange for adequate stocks of consumables including air and oil filters and spark plugs to be held on Site.

3.17	Provide supplies of lubricating oil in order to replenish and change the engine lubricating oil at intervals on such criteria as agreed with the engine and lubricant suppliers.

3.18	Provide adequate supplies of water treatment chemicals in order to maintain the cooling system of the Power Generation Equipment.

3.19
Meet all costs and any associated costs (other than capital costs) involved in providing the Services including lubricating oil and water treatment chemicals provided that if the price of lubricating oil or water treatment chemicals increases at a rate greater than the fee increase mechanism stipulated in clause 5.4 of this Agreement then the Purchaser shall pay the Contractor the difference between the price paid by the Contractor for lubricating oil and water treatment chemicals and the price for such items defined under the fee increase mechanism in clause 5.4 of this Agreement.

3.20
At the commencement of each calendar year provide the Purchaser and any other party as the Purchaser reasonably directs with a programme for that year giving the anticipated maintenance programme and Downtime periods for all elements of the Equipment.

3.21	Operate, maintain and repair the Equipment.

3.22	Employ persons of adequate skill and experience to operate the Equipment.

3.23	Follow all health and safety legislation and the codes of practice and guidelines issued by the Health and Safety Executive.

3.24	Keep the Equipment clean and of good appearance at all times.

3.25	Liaise with the Site Operator as necessary and comply with all relevant Site instructions, traffic movements and other Site management matters.

3.26
Subject and without prejudice to clause 3.1 the Contractor will use reasonable efforts to ensure that when the Equipment operates it exports the maximum possible kilowatt hours of electricity, within the limitations of the rated capacity of the Equipment and the gas available.

3.27
Co-operate with the Purchaser and liaise with the engine, gas pump and other equipment suppliers to ensure that the maintenance and servicing of the Equipment is carried out either in accordance with such suppliers recommendations and procedures or in accordance with the reasonable judgement of the Contractor pursuant to Clause 3.32.

3.28
Supply and fit spare and replacement parts to the Equipment in accordance with the reasonable judgement of the Contractor acting in accordance with Clause 3.32 provided that it is accepted that the Contractor is not responsible for meeting the costs of relocating the Equipment or supplying and installing additional Equipment or any similar works or services and that the costs of such relocation and installation will be born wholly by the Purchaser.

3.29	Subject to the provisions of clause 3.28 meet all costs (other than capital costs) involved in providing the Services as described herein.

3.30
Subject to the provisions of clause 5 pay for spare and replacement parts, repair and maintenance costs provided by any third party supplier it being accepted that any parts or costs associated with Equipment relocation or extension as described in clause 3.28 above are the responsibility of the Purchaser.

3.31
Co-operate with all reasonable requests of any independent expert that may be engaged by the Purchaser to oversee and report on the state of the Equipment and the manner in which it is being operated and to act upon the reasonable instructions of such independent expert.

3.32
In all cases the Contractor shall carry out its obligations to the standards of a reasonable and prudent operator, meaning standards, practices, methods and procedures conforming to law and that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator and, where appropriate, within manufacturer’s recommendations and procedures.

3.33
Insure the Equipment for its replacement value against fire and all perils and take out catastrophic breakdown cover with a reputable Insurance Company and pay all premiums and excesses on claims save in respect of any claims arising due to the Contractor’s negligence.

4.	PURCHASER’S OBLIGATIONS

The Purchaser shall :

4.1	Pay for the Services pursuant to the terms set out in clause 5.

4.2	Pay for such costs reasonably incurred by the Contractor as a consequence of termination by Force Majeure as set in Clause 7.

5.	PAYMENT

5.1	Subject to Clause 5.4 the Services are to be invoiced at the rate of 1.50 pence per kwh Exported with effect from the Commencement Date.

5.2	The charges arising from the Services shall be payable monthly and shall be invoiced by the Contractor at the end of each month and settled within 30 days by the Purchaser.

5.3	Value Added Tax will be added to the above amounts at the rate prevailing at the time.

5.4	The fees as set out in Clause 5.1 will be increased on 1 April each year by the amount that the Retail Price Index (all items) has increased (if at all) over the previous year.

6.	TERMINATION OF THE AGREEMENT

6.1	Any party shall have the right at any time to terminate this Agreement in any of the following events:-

6.1.1
If any other party commits a material breach of any of the terms of, or conditions of this Agreement, which may or may not be capable of remedy and fails to rectify such breach within one hundred and twenty (120) days after written notice of such breach has been given.

6.1.2	If any other party commits a material breach of any of the provisions of this Agreement which is not capable of rectification.

6.1.3
If any other party has an administrator or an administrative receiver or receiver appointed by its creditors or goes into liquidation other than voluntary liquidation for the purposes of reconstruction or amalgamation.

6.2
Either the Contractor or the Purchaser may terminate this Agreement immediately if the Project has suffered a material adverse change in its business, financial condition or prospects which, in the reasonable determination of the terminating party, makes the continued operation of the Project uneconomic.

6.3	Subject to Clause 11.2, the Purchaser shall be entitled to terminate this Agreement on notice if the Site is substituted out of the Project Development and Services Agreement by the Purchaser.

6.4
On termination of the Agreement the Purchaser shall have the right but not the obligation to purchase from the Contractor all items of Consumables held by the Contractor in respect of the Project as at the date of termination, by giving written notice to the Contractor on or before termination to that effect. The price for such unused consumables shall be the cost price of the same to the Contractor plus VAT. The cost of delivery (insofar as the items are not held at the Project Site) to the place nominated by the Purchaser shall be for the Purchaser’s account.

6.5	Termination of this Agreement as between the parties will be without prejudice to the accrued rights of such parties at the time of such termination.

7.	FORCE MAJEURE

Notwithstanding any other provision in this Agreement no default delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to cause beyond the direct control of the party charged with such default, including, but not limited to such events as riots, civil embargoes, storms, floods, fire, earthquakes, acts of God or the public enemy, an act of terrorism, national emergency or nuclear disasters, strike, lockout, labour unrest (affecting the performance of this agreement) provided that where such incident extends to employees of the Contractor it is part of a national, industry - wide action. In the case of the occurrence of such event the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event. However, any other party may terminate this Agreement by notice if such event preventing performance continues for more than 60 continuous days.

8.	UNDERTAKINGS

8.1	The Purchaser agrees that monies received in respect of insurance policies shall be applied in accordance with this Operations, Repair and Maintenance Agreement.

8.2	The Contractor agrees not to make changes to the Equipment having a cost greater than £15,000 that is not provided for in the approved budget without the prior written approval of the Purchaser.

9.	LIMITATION OF LIABILITY

9.1
The Contractor will use reasonable endeavours to deliver the Services hereunder within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours the Contractor is unable for any reason, other than the Contractor’s wilful default, to deliver such Services the Contractor will be deemed not to have breached this Agreement.

9.2
It is agreed that the Contractor will have no liability to the Purchaser for direct, indirect or consequential loss (all three of which terms includes, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that the Contractor does not exclude its liability (if any) to the Purchaser for any direct loss arising from the Contractor’s wilful default (but, for the avoidance of doubt, the Contractor does exclude liability for any indirect or consequential loss that may arise from such wilful default) and for personal injury or death resulting from the Contractor’s negligence, fraud or for any matter which it would be illegal for the Contractor to exclude or to attempt to exclude its liability.

9.3
For the avoidance of doubt the Purchaser agrees that its only remedy under this Agreement (save in the case of the Contractor’s wilful default) shall be the right of termination (if any) under Clause 6.

10.	GENERAL

10.1
Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto or constitute or be deemed to constitute the Purchaser as agents of the Contractor for any purpose whatever.

10.2
The Agreement shall remain in full force and effect even after the expiry of the term referred to in Clause 2 in respect of any matters, conditions, covenants or obligations which shall not have been done, observed or performed by the Contractor or the Purchaser prior thereto.

11.	ASSIGNMENT

11.1
Either party hereto may assign or transfer the whole or any part of its rights, powers and benefits hereunder to any party but shall not be entitled to assign or transfer its duties and obligations hereunder to any party except with the written consent of the other party which shall not be unreasonably withheld or delayed.

11.2
The Contractor hereby expressly acknowledges the Purchaser’s right to substitute the identity of the Site hereunder if the Site is substituted out of the Project Development and Services Agreement by the Purchaser by means of terminating this Agreement and entering into a new agreement on commercial terms identical (mutatis mutandis) to this Agreement in respect of the Site that has acceded to the Project Development and Services Agreement provided always that the Purchaser shall furnish the Contractor with a copy of the relevant deed of release, adherence and accession that permits the new Site to accede to the Project Development and Services Agreement.

12.	WAIVER

No waiver of any rights arising under this Agreement shall be effective unless in writing and signed by the party against whom the waiver is to be enforced. No failure or delay by either party in exercising any right power or remedy under this Agreement except as specially provided in this clause shall operate as a waiver of any right power or remedy. This clause shall not apply where time is expressed to be the essence.

13.	LEGAL COSTS

In the event of arbitration, litigation or other legal proceedings between the parties arising from this Agreement the prevailing party shall be entitled to recover in addition to any other relief awarded or granted its costs and legal fees on a solicitor and own client basis.

14.	INTEREST

Any party not making payment on the due date of any monies properly due under this Agreement shall be liable to pay interest at an annual rate of 2% above the Base Rate of Barclays Bank PLC prevailing from time to time on the amount not paid.

15.	NOTICES

15.1	Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered:-

(a)	in the case of the Purchaser to:
947 Linwood Avenue
New Jersey
USA
07450
Fax:  001-201-447-9000
Attention: Chris Naunton
Email:   cnaunton@ridgewoodpower.com

(b)	in the case of the Contractor to:
Unit 14-15 Queensbrook Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax: 01204 535 310
Attention: Dominic Greenough
Email: greenough@clpenvirogas.com

or to such alternative address, fax number, email address or person as any party may nominate by notice to the others given in accordance with this Clause 15.

15.2
Any notice shall be delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile or email transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post aforesaid shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

16.	SEVERABILITY

If any terms of this Agreement shall be held to be invalid illegal or unenforceable the remaining terms and provision of this Agreement shall remain in full force and effect and such invalid illegal or unenforceable term or provision shall be deemed not to be part of this Agreement.

17.	HEADINGS

Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement.

18.	DISPUTES AND PROPER LAW

18.1
Except as otherwise provided in this Agreement if a dispute of any kind whatsoever arises between any of the parties hereto in connection with or arising out of this Agreement it shall be settled in accordance with the following provisions.

18.2
For the purpose of this Agreement a dispute shall be deemed to arise when one party serves on the other a notice in writing (hereinafter called the Notice of Dispute) stating the nature of the dispute and requiring the dispute to be considered by an adjudicator who, if not agreed upon between parties, shall be appointed by the Chairman of the Chartered Institute of Arbitrators in England. The dispute shall thereafter be referred and considered by such adjudicator in accordance with the procedure under the TeCSA Adjudication Rules 2002, version 2.0 or any amendment or modification thereof being in force at the date of such notice. The recommendation of the adjudicator shall be deemed to have been accepted in settlement of the dispute unless written notice to refer under sub-clause 18.3 is served within one calendar month of the receipt of the adjudicators recommendation.

18.3
Where the Purchaser or the Contractor is dissatisfied with any recommendation of an adjudicator appointed under sub-clause 18.2 then either the Purchaser or the Contractor may within one calendar month of receipt of the adjudicator's recommendation refer the dispute to the jurisdiction of the court.

18.4
This Agreement shall be deemed to have been made in England and the construction validity and performance of this Agreement shall be governed in all respects by English law. Subject to Sub-clauses 18.1 to 18.3, the parties agree to submit to the exclusive jurisdiction of the English court.

19.	COUNTERPARTS

This agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

20.	THIRD PARTIES

20.1	The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

IN WITNESS thereof the parties hereto have executed this Agreement as a Deed under hand

EXECUTED and DELIVERED AS A DEED
by RIDGEWOOD ROC II 2003 LLC
acting by

(Authorised Signatory)

In the presence of:

EXECUTED and DELIVERED AS A DEED
by CLP SERVICES LIMITED
acting by

(Authorised Signatory)

In the presence of: